Exhibit 99

MASCO CORPORATION REPORTS FIRST QUARTER 2026 RESULTS

Highlights
•Net sales increased 6 percent to $1,918 million
•Operating profit margin was 16.5 percent; adjusted operating profit margin was 16.9 percent
•Earnings per share were $1.05; adjusted earnings per share grew 20 percent to $1.04 per share
•Repurchased 3.1 million shares for $202 million
•Maintaining 2026 earnings per share guidance in the range of $3.91 - $4.11 per share, and on an adjusted basis, $4.10 - $4.30 per share

LIVONIA, Mich. (April 22, 2026) - Masco Corporation (NYSE: MAS), one of the world’s leading manufacturers of branded home improvement and building products, reported its first quarter 2026 results.

2026 First Quarter Results
•On a reported basis, compared to the first quarter 2025:
•Net sales increased 6 percent to $1,918 million; net sales increased 4 percent in local currency
◦Plumbing Products’ net sales increased 9 percent; in local currency net sales increased 7 percent
◦Decorative Architectural Products’ net sales were in line with prior year
◦In local currency, North American sales increased 5 percent and International sales increased 1 percent
•Gross margin was in line with the prior year at 35.8 percent
•Operating profit increased 10 percent to $316 million from $286 million
•Operating margin increased 60 basis points to 16.5 percent from 15.9 percent
•Net income increased 21 percent to $1.05 per share, compared to $0.87 per share
•Compared to the first quarter 2025, results for key financial measures, as adjusted for certain items (see Exhibit A) and applying a normalized tax rate of 24.5 percent, were as follows:
•Gross margin increased 10 basis points to 36.0 percent from 35.9 percent
•Operating profit increased 13 percent to $324 million from $288 million
•Operating margin increased 90 basis points to 16.9 percent from 16.0 percent
•Net income increased 20 percent to $1.04 per share, compared to $0.87 per share
•Liquidity at the end of the first quarter was $1,261 million (including availability under our revolving credit facility)
“We delivered strong first quarter operating results in an extremely dynamic environment,” said Jon Nudi, Masco’s President and Chief Executive Officer. “We posted sales growth of 6 percent, adjusted operating profit growth of 13 percent, and adjusted earnings per share growth of 20 percent during the quarter. Additionally, our capital allocation strategy enabled us to return $267 million to shareholders through dividends and share repurchases.”

“We are pleased with our first quarter performance and the team’s strong execution. As we continue to face a dynamic macroeconomic and geopolitical environment, we believe it is prudent to maintain our 2026 adjusted earnings per share guidance in the range of $4.10 to $4.30 per share,” continued Nudi. “With our industry leading brands, consumer-focused product portfolio, strong balance sheet, and disciplined capital allocation, we believe Masco is well positioned to continue to deliver long-term shareholder value.”

About Masco
Headquartered in Livonia, Michigan, Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Our portfolio of industry-leading brands includes Behr® paint; Delta® and hansgrohe® faucets, bath and shower fixtures; Liberty® branded decorative and functional hardware; and HotSpring® spas. We leverage our powerful brands across product categories, sales channels and geographies to create value for our customers and shareholders. For more information about Masco Corporation, visit www.masco.com.
The 2026 first quarter supplemental material, including a presentation in PDF format, is available on the Company’s website at www.masco.com.
Conference Call Details
A conference call regarding items contained in this release is scheduled for Wednesday, April 22, 2026 at 8:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing 800-715-9871 or 646-307-1963. Please use the conference identification number 3880732.
The conference call will be webcast simultaneously and in its entirety through the Company’s website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company’s website.
A replay of the call will be available on Masco’s website or by phone by dialing 800-770-2030 or 609-800-9909. Please use the playback passcode 3880732#. The telephone replay will be available approximately two hours after the end of the call and remain available until May 22, 2026.
Safe Harbor Statement
This press release contains statements that reflect our views about our future performance and constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “believe,” “anticipate,” “appear,” “may,” “will,” “should,” “intend,” “plan,” “estimate,” “expect,” “assume,” “seek,” “forecast,” and similar references to future periods. Our views about future performance involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements.
Our future performance may be affected by the levels of residential repair and remodel activity, and to a lesser extent, new home construction, our ability to maintain our strong brands, to develop innovative products and respond to changing consumer purchasing practices and preferences, our ability to maintain our public image and reputation, our ability to maintain our competitive position in our industries, our reliance on key customers, the cost and availability of materials, our dependence on suppliers and service providers, extreme weather events and changes in climate, risks associated with our international operations and global strategies, the impact on demand, pricing and product costs resulting from tariffs, our ability to achieve the anticipated benefits of our strategic initiatives, our ability to successfully execute our acquisition strategy and integrate businesses that we have acquired and may in the future acquire, our ability to attract, develop and retain a talented workforce, risks associated with cybersecurity vulnerabilities, threats and attacks and risks associated with our reliance on information systems and technology. These and other factors are discussed in detail in Item 1A. "Risk Factors" in our most recent Annual Report on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. Any forward-looking statement made by us speaks only as of the date on which it was made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.
Investor Contact
Robin Zondervan
Vice President, Investor Relations and FP&A
313.792.5500
MascoInvestorRelations@mascohq.com
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MASCO CORPORATION
Condensed Consolidated Statements of Operations - Unaudited
For the Three Months Ended March 31, 2026 and 2025
(in millions, except per common share data)

	Three Months Ended March 31,
	2026	2025
Net sales	$1,918	$1,801
Cost of sales	1,232	1,157
Gross profit	686	644

Selling, general and administrative expenses	369	358
Operating profit	316	286

Other income (expense), net:
Interest expense	(26)	(26)
Other, net	1	(7)
	(25)	(32)
Income before income taxes	291	254

Income tax expense	63	56
Net income	228	198

Less: Net income attributable to noncontrolling interest	15	12
Net income attributable to Masco Corporation	$213	$186

Income per common share attributable to Masco Corporation (diluted):
Net income	$1.05	$0.87

Average diluted common shares outstanding	204	213

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2026 and 2025
(dollars in millions)

	Three Months Ended March 31,
	2026	2025
Gross Profit, Selling, General and Administrative Expenses, and Operating Profit Reconciliations

Net sales	$1,918	$1,801

Gross profit, as reported	$686	$644
Rationalization charges	5	2
Gross profit, as adjusted	$690	$646

Gross margin, as reported	35.8%	35.8%
Gross margin, as adjusted	36.0%	35.9%

Selling, general and administrative expenses, as reported	$369	$358
Rationalization charges	3	1
Selling, general and administrative expenses, as adjusted	$366	$358

Selling, general and administrative expenses as a percent of net sales, as reported	19.2%	19.9%
Selling, general and administrative expenses as a percent of net sales, as adjusted	19.1%	19.9%

Operating profit, as reported	$316	$286
Rationalization charges	8	2
Operating profit, as adjusted	$324	$288

Operating margin, as reported	16.5%	15.9%
Operating margin, as adjusted	16.9%	16.0%

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Exhibit A: Reconciliations - Unaudited
For the Three Months Ended March 31, 2026 and 2025
(in millions, except per common share data)

	Three Months Ended March 31,
	2026	2025
Income Per Common Share Reconciliations

Income before income taxes, as reported	$291	$254
Rationalization charges	8	2
Realized losses from private equity funds, net	—	5
Income before income taxes, as adjusted	300	261
Tax at 24.5% rate	(73)	(64)
Less: Net income attributable to noncontrolling interest	15	12
Net income, as adjusted	$211	$184

Net income per common share, as adjusted	$1.04	$0.87

Average diluted common shares outstanding	204	213

Outlook for the Year Ended December 31, 2026

	Year Ended December 31, 2026
	Low End	High End
Income Per Common Share Reconciliation

Net income per common share	$3.91	$4.11
Rationalization charges	0.19	0.19
Net income per common share, as adjusted	$4.10	$4.30

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Balance Sheets and Other Financial Data - Unaudited
March 31, 2026 and December 31, 2025
(dollars in millions)

	March 31, 2026	December 31, 2025
Balance Sheet
Assets
Current assets:
Cash and cash investments	$388	$647
Receivables	1,320	1,028
Inventories	1,068	1,046
Prepaid expenses and other	119	119
Total current assets	2,895	2,840

Property and equipment, net	1,183	1,195
Goodwill	618	623
Other intangible assets, net	198	205
Operating lease right-of-use assets	238	233
Other assets	100	105
Total assets	$5,233	$5,201

Liabilities
Current liabilities:
Accounts payable	$894	$810
Notes payable	129	2
Accrued liabilities	630	761
Total current liabilities	1,653	1,573

Long-term debt	2,945	2,945
Noncurrent operating lease liabilities	228	221
Other liabilities	380	387
Total liabilities	5,205	5,125

Equity	27	76
Total liabilities and equity	$5,233	$5,201

	As of March 31,
	2026	2025
Other Financial Data
Working capital days
Receivable days	56	56
Inventory days	83	82
Payable days	68	69
Working capital	$1,494	$1,437
Working capital as a % of sales (LTM)	19.5%	18.7%

Historical information is available on our website.
Amounts may not add due to rounding.

MASCO CORPORATION
Condensed Consolidated Statements of Cash Flows and Other Financial Data - Unaudited
For the Three Months Ended March 31, 2026 and 2025

(dollars in millions)

	Three Months Ended March 31,
	2026	2025
Cash Flows From (For) Operating Activities:
Cash provided by operating activities	$289	$262
Working capital changes	(368)	(419)
Net cash for operating activities	(79)	(158)

Cash Flows From (For) Financing Activities:
Purchase of common stock	(202)	(130)
Cash dividends paid	(65)	(66)
Proceeds from revolving credit borrowings, net	127	131
Proceeds from the exercise of stock options	18	2
Employee withholding taxes paid on stock-based compensation	(12)	(8)
Debt financing costs	(2)	—
Net cash for financing activities	(137)	(72)

Cash Flows From (For) Investing Activities:
Capital expenditures	(34)	(32)
Other, net	(2)	—
Net cash for investing activities	(36)	(33)

Effect of exchange rate changes on cash and cash investments	(7)	6

Cash and Cash Investments:
Decrease for the period	(259)	(257)
At January 1	647	634
At March 31	$388	$377

	As of March 31,
	2026	2025
Liquidity
Cash and cash investments	$388	$377
Revolver availability	873	869
Total Liquidity	$1,261	$1,246

Historical information is available on our website.

Amounts may not add due to rounding.

MASCO CORPORATION
Segment Data - Unaudited
For the Three Months Ended March 31, 2026 and 2025
(dollars in millions)

	Three Months Ended March 31,
	2026	2025	Change
Plumbing Products
Net sales	$1,364	$1,246	9%
Operating profit, as reported	$243	$225
Operating margin, as reported	17.8%	18.1%
Rationalization charges	7	2
Operating profit, as adjusted	250	227
Operating margin, as adjusted	18.3%	18.2%
Depreciation and amortization	29	26
EBITDA, as adjusted	$279	$253

Decorative Architectural Products
Net sales	$554	$556	—%
Operating profit, as reported	$104	$88
Operating margin, as reported	18.8%	15.8%
Rationalization charges	1	—
Operating profit, as adjusted	105	88
Operating margin, as adjusted	19.0%	15.8%
Depreciation and amortization	7	7
EBITDA, as adjusted	$112	$95

Total
Net sales	$1,918	$1,801	6%
Operating profit, as reported - segment	$348	$313
General corporate expense, net	(31)	(27)
Operating profit, as reported	316	286
Operating margin, as reported	16.5%	15.9%
Rationalization charges - segment	8	2
Operating profit, as adjusted	324	288
Operating margin, as adjusted	16.9%	16.0%
Depreciation and amortization - segment	36	33
Depreciation and amortization - other	2	2
EBITDA, as adjusted	$362	$322

Historical information is available on our website.
Amounts may not add due to rounding.